Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
October 21, 2010	Meghan O’Leary
Investor Relations
(408) 654-6364

NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES 2010 THIRD QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — October 21, 2010 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the third quarter ended September 30, 2010.

Consolidated net income available to common stockholders for the third quarter of 2010 was $37.8 million, or $0.89 per diluted common share, compared to $21.1 million, or $0.50 per diluted common share, for the second quarter of 2010, and $20.6 million, or $0.61 per diluted common share, for the third quarter of 2009. Consolidated net income for the third quarter of 2010 included pre-tax gains of $23.6 million from the sale of certain agency-backed available-for-sale securities. Excluding these gains, net income for the third quarter of 2010 was $23.6 million, or $0.55 per diluted common share. (See non-GAAP reconciliation under section “Use of Non-GAAP Financial Measures” provided below).

Highlights of our third quarter 2010 results (compared to second quarter 2010, unless otherwise noted) included:

•

An increase in average loan balances of $386.4 million, or 9.4 percent, to $4.5 billion for the third quarter of 2010, compared to $4.1 billion for the second quarter of 2010. Period-end loan balances increased by $409.0 million, or 9.2 percent, to $4.9 billion at September 30, 2010, compared to $4.5 billion at June 30, 2010.

•

An increase in net gains on investment securities to $46.6 million for the third quarter of 2010, compared to $4.8 million for the second quarter of 2010. Net gains on investment securities of $46.6 million for the third quarter of 2010 were attributable to the following:

•	Gains of $23.6 million from sales of certain agency-backed available-for-sale securities in the third quarter of 2010.

•	Net gains from our nonmarketable and marketable securities of $23.0 million. Net of noncontrolling interests, these gains were $6.2 million for the third quarter of 2010.

•

Provision for loan losses was $11.0 million for the third quarter of 2010, primarily from the increase in period-end loan balances and net charge-offs of $8.4 million. The net charge-offs of $8.4 million for the third quarter of 2010 were in-line with normalized levels, as compared to lower net charge-off levels in the second quarter of 2010.

•

In September 2010, we issued $350 million of 5.375% senior notes due in September 2020. We received net proceeds of $344.3 million after deducting underwriting discounts and commissions and other estimated expenses.

Consolidated net income available to common stockholders for the nine months ended September 30, 2010 was $77.5 million, or $1.83 per diluted common share, compared to $16.6 million, or $0.50 per diluted common share, for the comparable 2009 period. Consolidated net income for the nine months ended September 30, 2010 included pre-tax gains of $24.7 million from the sale of certain agency and non-agency backed available-for-sale securities in the second and third quarters of 2010. Excluding these gains, net income for the nine months ended September 30, 2010 was $62.6 million, or $1.48 per diluted common share. (See non-GAAP reconciliation under section “Use of Non-GAAP Financial Measures” provided below).

“Our results in the third quarter offer further evidence that conditions for our clients are improving,” said Ken Wilcox, CEO of SVB Financial Group. “We grew average loans by 9.4 percent, delivered solid revenues from fee-based services, and maintained high credit quality.”

“Overall, the technology industry continues to outperform the broader economy, demonstrating the resilience of our client base. SVB is working hard to help our clients make the most of their current opportunities. We are adding to our current strong market share among technology, life science and venture capital firms and we believe SVB remains well positioned for solid performance in an economic recovery.”

Third Quarter 2010 Summary

	Three months ended					Nine months ended
				% Change from
(Dollars in millions, except share data and ratios)	September 30, 2010	June 30, 2010	September 30, 2009	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009	% Change
Income Statement:
Diluted earnings per common share	$0.89	$0.50	$0.61	78.0%	45.9%	$1.83	$0.50	NM %
Net income attributable to SVBFG	37.8	21.1	24.2	79.1	56.2	77.5	27.3	183.9
Net income available to common stockholders	37.8	21.1	20.6	79.1	83.5	77.5	16.6	NM
Net interest income	106.3	106.4	96.8	(0.1)	9.8	313.6	280.0	12.0
Provision for loan losses	11.0	7.4	8.0	48.6	37.5	29.1	72.9	(60.1)
Noninterest income	86.2	40.2	34.3	114.4	151.3	175.7	57.0	NM
Noninterest expense	104.2	104.2	79.8	—	30.6	306.9	256.0	19.9
Non-GAAP net income available to common stockholders (1)	23.6	20.5	20.6	15.1	14.6	62.6	20.7	NM
Non-GAAP diluted earnings per common share (1)	0.55	0.48	0.61	14.6	(9.8)	1.48	0.62	138.7
Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of available-for-sale securities (1)	45.0	36.1	29.2	24.7	54.1	116.7	88.6	31.7
Non-GAAP noninterest expense, net of noncontrolling interests (1)	101.2	101.3	76.9	(0.1)	31.6	297.9	242.8	22.7

Fully Taxable Equivalent:
Net interest income (2)	$106.9	$106.9	$97.4	—%	9.8%	$315.2	$281.7	11.9%
Net interest margin	3.14%	3.20%	3.70%	(1.9)	(15.1)	3.21%	3.79%	(15.3)

Shares Outstanding:
Common	41,964,764	41,886,197	33,202,387	0.2%	26.4%	41,964,764	33,202,387	26.4%
Basic weighted average	41,930,456	41,720,015	33,176,678	0.5	26.4	41,679,488	33,033,179	26.2
Diluted weighted average	42,512,515	42,475,959	33,672,491	0.1	26.3	42,400,685	33,247,740	27.5

Balance Sheet:
Average total assets	$14,755.6	$14,554.3	$11,410.6	1.4%	29.3%	$14,296.1	$10,935.2	30.7%
Average loans, net of unearned income	4,498.5	4,112.0	4,544.5	9.4	(1.0)	4,243.4	4,811.5	(11.8)
Average available-for-sale securities	5,279.0	5,191.3	2,514.6	1.7	109.9	4,831.5	1,941.0	148.9
Average noninterest-bearing demand deposits	6,925.0	7,204.7	5,373.5	(3.9)	28.9	6,947.7	5,050.3	37.6
Average interest-bearing deposits	4,994.2	4,700.7	3,536.9	6.2	41.2	4,653.1	3,376.8	37.8
Average total deposits	11,919.2	11,905.4	8,910.4	0.1	33.8	11,600.8	8,427.2	37.7
Average short-term borrowings	52.9	45.7	42.1	15.8	25.7	47.8	45.0	6.2
Average long-term debt	918.8	863.6	912.2	6.4	0.7	881.8	942.4	(6.4)
Period-end total assets	15,660.1	14,904.0	12,538.6	5.1	24.9	15,660.1	12,538.6	24.9
Period-end loans, net of unearned income	4,859.2	4,450.2	4,655.8	9.2	4.4	4,859.2	4,655.8	4.4
Period-end available-for-sale securities	6,003.2	5,338.2	2,982.8	12.5	101.3	6,003.2	2,982.8	101.3
Period-end non-marketable securities	656.1	616.3	507.9	6.5	29.2	656.1	507.9	29.2
Period-end noninterest-bearing demand deposits	7,449.1	7,206.1	6,422.9	3.4	16.0	7,449.1	6,422.9	16.0
Period-end interest-bearing deposits	4,965.9	4,934.3	3,632.7	0.6	36.7	4,965.9	3,632.7	36.7
Period-end total deposits	12,414.9	12,140.4	10,055.6	2.3	23.5	12,414.9	10,055.6	23.5

Off-Balance Sheet:
Average total client investment funds	$15,973.7	$15,503.5	$16,121.5	3.0%	(0.9)%	$15,515.3	$16,757.8	(7.4)%
Period-end total client investment funds	16,079.6	16,003.2	16,433.8	0.5	(2.2)	16,079.6	16,433.8	(2.2)
Total unfunded credit commitments	5,892.1	5,279.4	4,794.5	11.6	22.9	5,892.1	4,794.5	22.9

Earnings Ratios:
Return on average assets (annualized) (3)	1.02%	0.58%	0.84%	75.9%	21.4%	0.72%	0.33%	118.2%
Return on average common SVBFG stockholders’ equity (annualized) (4)	11.84	7.06	9.94	67.7	19.1	8.56	2.78	NM

Asset Quality Ratios:
Allowance for loan losses as a percentage of total gross loans	1.52%	1.60%	1.85%	(5.0)%	(17.8)%	1.52%	1.85%	(17.8)%
Gross charge-offs as a percentage of average total gross loans (annualized)	1.08	0.69	4.03	56.5	(73.2)	1.27	3.04	(58.2)
Net charge-offs as a percentage of average total gross loans (annualized)	0.73	0.38	2.75	92.1	(73.5)	0.85	2.58	(67.1)

Other Ratios:
Total risk-based capital ratio	19.10%	19.98%	19.23%	(4.4)%	(0.7)%	19.10%	19.23%	(0.7)%
Operating efficiency ratio (5)	53.95	70.82	60.61	(23.8)	(11.0)	62.53	75.58	(17.3)
Period-end loans, net of unearned income, to deposits	39.14	36.66	46.30	6.8	(15.5)	39.14	46.30	(15.5)
Average loans, net of unearned income, to deposits	37.74	34.54	51.00	9.3	(26.0)	36.58	57.09	(35.9)

Non-GAAP Ratios:
Tangible common equity to tangible assets (1)	8.10%	8.29%	6.73%	(2.3)%	20.4%	8.10%	6.73%	20.4%
Tangible common equity to risk-weighted assets (1)	15.16	15.95	11.43	(5.0)	32.6	15.16	11.43	32.6
Non-GAAP return on average assets (annualized) (1) (6)	0.63	0.56	0.84	12.5	(25.0)	0.59	0.38	55.3
Non-GAAP return on average common SVBFG stockholders’ equity (annualized) (1) (7)	7.39	6.84	9.94	8.0	(25.7)	6.92	3.46	100.0
Non-GAAP operating efficiency ratio (1)	66.65	70.81	60.79	(5.9)	9.6	69.00	65.56	5.2

Other Statistics:
Period-end SVB prime lending rate	4.00%	4.00%	4.00%	—%	—%	4.00%	4.00%	—%
Average SVB prime lending rate	4.00	4.00	4.00	—	—	4.00	4.00	—
Average full-time equivalent employees	1,321	1,277	1,262	3.4	4.7	1,289	1,260	2.3
Period-end full-time equivalent employees	1,341	1,289	1,259	4.0	6.5	1,341	1,259	6.5

NM- Not meaningful

(1)	To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of non-GAAP calculations to GAAP is provided below under the section “Use of Non-GAAP Financial Measures”.
(2)	Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.5 million for each of the quarters ended September 30, 2010, June 30, 2010, and September 30, 2009. The taxable equivalent adjustments were $1.5 million and $1.7 million for the nine months ended September 30, 2010 and 2009, respectively.

(3)	Ratio represents annualized consolidated net income attributable to SVB Financial Group (“SVBFG”) divided by quarterly and year-to-date average assets.
(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average SVBFG stockholders’ equity (excluding preferred equity).
(5)	The operating efficiency ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.
(6)	Ratio represents non-GAAP annualized consolidated net income attributable to SVBFG (excluding a non-tax deductible goodwill impairment charge of $4.1 million recorded in the first quarter of 2009 and pre-tax gains of $23.6 million and $1.1 million from the sale of certain agency and non-agency backed available-for-sale securities in the third quarter and second quarter of 2010, respectively) divided by quarterly and year-to-date average assets. (See reconciliation of non-GAAP consolidated net income under section “Use of Non-GAAP Financial Measures” provided below).
(7)	Ratio represents non-GAAP annualized consolidated net income available to common stockholders (excluding a non-tax deductible goodwill impairment charge of $4.1 million recorded in the first quarter of 2009 and pre-tax gains of $23.6 million and $1.1 million from the sale of certain agency and non-agency backed available-for-sale securities in the third quarter and second quarter of 2010, respectively) divided by quarterly and year-to-date average SVBFG stockholders’ equity (excluding preferred equity). (See reconciliation of non-GAAP consolidated net income under section “Use of Non-GAAP Financial Measures” provided below).

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $106.9 million for both the third and second quarters of 2010, compared to $97.4 million for the third quarter of 2009. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate changes from the second quarter to the third quarter of 2010. Changes that are not solely due to either volume or rate are allocated in proportion to the percentage changes in average volume and average rate:

	Q3’10 compared to Q2’10
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$(230)	$64	$(166)
Available-for-sale securities	676	(5,157)	(4,481)
Loans	7,608	(2,450)	5,158

Increase (decrease) in interest income, net	8,054	(7,543)	511

Interest expense:
Deposits	259	(343)	(84)
Short-term borrowings	4	(2)	2
Long-term debt	587	103	690

Increase in interest expense, net	850	(242)	608

Increase (decrease) in net interest income	$7,204	$(7,301)	$(97)

The decrease in net interest income, on a fully taxable equivalent basis, from the second quarter to the third quarter of 2010, was primarily attributable to the following:

•

A decrease in interest income of $4.5 million from our available-for-sale securities portfolio. This decrease was due to the continued low rate environment for new investments and the re-investment of higher-yielding securities from sales and paydowns into lower-yielding securities during the third quarter of 2010.

•	An increase of $0.7 million in interest expense for the third quarter of 2010 from our long-term debt primarily related to the issuance of $350 million in 5.375% senior notes in September 2010.

•

These decreases were partially offset by an increase in interest income of $5.2 million from our loan portfolio mainly attributable to growth in average loan balances of $386.4 million, partially offset by decreases in loan rates.

Net interest margin, on a fully taxable equivalent basis, was 3.14 percent for the third quarter of 2010, compared to 3.20 percent for the second quarter of 2010 and 3.70 percent for the third quarter of 2009. The decrease from the second quarter to the third quarter of 2010 was primarily due to sales and paydowns of available-for-sale securities in the third quarter of 2010 being re-invested in lower-yielding securities and decreases in loan rates given the current low interest rate environment.

Net interest margin, on a fully taxable equivalent basis, was 3.21 percent and 3.79 percent for the nine months ended September 30, 2010 and 2009, respectively. While our net interest margin declined year-over-year, net interest income, on a fully taxable equivalent basis, increased by $33.5 million to $315.2 million for the nine months ended September 30, 2010, compared to $281.7 million for the comparable 2009 period, primarily due to the growth in deposits and the resulting investment of excess cash.

On an average basis, for the third quarter of 2010, 70.8 percent, or $3.3 billion, of our outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in our prime-lending rate or other variable indices. This compares to 71.0 percent, or $3.0 billion, for the second quarter of 2010 and 71.0 percent, or $3.3 billion, for the third quarter of 2009.

Investment Securities

Our investment securities portfolio consists of both an available-for-sale securities portfolio, which represents interest-earning investment securities, and a non-marketable securities portfolio, which primarily represents investments managed as part of our funds management business.

Available-for-Sale Securities

Our available-for-sale securities portfolio is a fixed income investment portfolio that is managed to maximize portfolio yield over the long-term in a manner consistent with our liquidity, credit diversification and asset/liability strategies.

Average available-for-sale securities increased by $87.6 million to $5.3 billion for the third quarter of 2010, compared to $5.2 billion for the second quarter of 2010 and $2.5 billion for the third quarter of 2009. Period-end available-for-sale securities were $6.0 billion at September 30, 2010, compared to $5.3 billion at June 30, 2010 and $3.0 billion at September 30, 2009. The period-end increase of $665.0 million from June 30, 2010 to September 30, 2010 was primarily due to purchases of new investments of $1.8 billion in the third quarter of 2010, partially offset by maturities and paydowns of $633.1 million and sales of $492.9 million in securities. The purchases of new investments of $1.8 billion in the third quarter of 2010 were comprised of $972.5 million in variable rate agency-issued collateralized mortgage obligations and $823.9 million in U.S. agency debentures.

Non-Marketable Securities

Our non-marketable securities portfolio primarily represents investments managed by SVB Capital and investments in sponsored debt funds and other strategic investments as part of our investment funds management business. They include funds of funds, co-investment funds and debt funds, as well as direct equity investments in portfolio companies and fund investments.

Period-end non-marketable securities were $656.1 million ($280.1 million net of noncontrolling interests) as of September 30, 2010, compared to $616.3 million ($254.3 million net of noncontrolling interests) as of June 30, 2010 and $507.9 million ($211.9 million net of noncontrolling interests) as of September 30, 2009. The increase from the second quarter to the third quarter of 2010 was primarily attributable to additional capital calls for fund investments in the third quarter of 2010, as well as from unrealized gains from our managed funds of funds and managed co-investment funds. Reconciliations of our non-GAAP non-marketable securities, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Loans

Average loans, net of unearned income, were $4.5 billion for the third quarter of 2010, compared to $4.1 billion for the second quarter of 2010 and $4.5 billion for the third quarter of 2009. Period-end loans, net of unearned income, were $4.9 billion at September 30, 2010, compared to $4.5 billion at June 30, 2010 and $4.7 billion at September 30, 2009. The increase in loan balances from the second quarter to the third quarter of 2010 came from all our client industry segments, with particularly strong growth in loans to software industry clients. During the third quarter of 2010, we added 423 new loan clients, resulting in $534.8 million in new funded loans. This compares to 375 new loan clients in the second quarter of 2010, resulting in $271.1 million in new funded loans.

Our nonperforming loans totaled $45.0 million at September 30, 2010, compared to $51.2 million at June 30, 2010 and $72.2 million at September 30, 2009. The allowance for loan losses related to impaired loans was $6.5 million, $8.3 million and $23.4 million at September 30, 2010, June 30, 2010 and September 30, 2009, respectively. Subsequent to September 30, 2010, we received cash payments totaling $8.9 million relating to a loan included in our nonperforming loan balance as of September 30, 2010. This was a paydown of the remaining loan balance and not a recovery. As such, this payment will not have an impact on our fourth quarter 2010 allowance for loan losses.

The following table provides a summary of loans (individually or in the aggregate) to any single client, equal to or greater than $20 million, by industry sector at September 30, 2010, June 30, 2010 and September 30, 2009:

	Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million at
(Dollars in thousands, except ratios and client data)	September 30, 2010	June 30, 2010	September 30, 2009
Commercial loans:
Software	$346,149	$301,568	$322,726
Hardware	55,251	96,320	156,175
Clean Technology	40,000	—	—
Venture Capital/Private Equity	307,200	187,254	292,920
Life Science	169,485	177,544	45,717
Premium Wine (1)	12,972	13,677	7,310
All other sectors	57,922	—	21,000

Total commercial loans	988,979	776,363	845,848

Real estate secured loans:
Premium Wine (1)	60,850	61,193	12,997
Consumer loans (2)	20,051	20,308	16,653

Total real estate secured loans	80,901	81,501	29,650

Consumer loans (2)	40,000	40,000	52,999

Total	$1,109,880	$897,864	$928,497

Loans individually equal to or greater than $20 million as a percentage of total gross loans	22.7%	20.0%	19.8%
Total clients with loans individually equal to or greater than $20 million	36	29	30
Loans individually equal to or greater than $20 million on nonaccrual status	$20,050	$20,308	$20,022
Loans individually equal to or greater than $20 million on nonaccrual status as a percentage of total loans greater than $20 million	1.8%	2.3%	2.2%

(1)	Premium Wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.
(2)	Consumer loan clients have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

The increase in loan clients individually equal to or greater than $20 million from June 30, 2010 to September 30, 2010 came primarily from loans to our venture capital/private equity clients for capital calls.

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended			Nine months ended
(Dollars in thousands, except ratios)	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Allowance for loan losses, beginning balance	$71,789	$68,271	$110,473	$72,450	$107,396
Provision for loan losses	10,971	7,408	8,030	29,124	72,889
Gross loan charge-offs	(12,289)	(7,133)	(46,553)	(40,602)	(110,464)
Loan recoveries	3,898	3,243	14,763	13,397	16,892

Allowance for loan losses, ending balance	$74,369	$71,789	$86,713	$74,369	$86,713

Provision as a percentage of total gross loans (annualized)	0.89%	0.66%	0.68%	0.79%	2.08%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	1.08	0.69	4.03	1.27	3.04
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.73	0.38	2.75	0.85	2.58
Allowance for loan losses as a percentage of total gross loans	1.52	1.60	1.85	1.52	1.85
Total gross loans at period-end	$4,900,129	$4,485,562	$4,692,498	$4,900,129	$4,692,498
Average total gross loans	4,534,485	4,144,210	4,583,320	4,277,371	4,852,543

Our provision for loan losses was $11.0 million for the third quarter of 2010, an increase of $3.6 million from the second quarter of 2010. Gross loan charge-offs of $12.3 million for the third quarter of 2010 were primarily from our life science and software client portfolios. Gross loan charge-offs included $3.2 million of loans that were reserved for as impaired loans at June 30, 2010. Loan recoveries of $3.9 million for the third quarter of 2010 were primarily from our hardware, software and life science client portfolios.

Our allowance for loan losses increased by $2.6 million to $74.4 million at September 30, 2010 compared to $71.8 million at June 30, 2010. The $2.6 million increase was primarily due to increases in loan balances. Our allowance for loan losses as a percentage of total gross loans decreased from 1.60 percent at June 30, 2010 to 1.52 percent at September 30, 2010, primarily due to a decrease in our impaired loan balances.

Deposits

Average deposits held steady at $11.9 billion for both the third and second quarters of 2010, compared to $8.9 billion for the third quarter of 2009. Period-end deposits were $12.4 billion at September 30, 2010, compared to $12.1 billion at June 30, 2010 and $10.1 billion at September 30, 2009. The period-end increase from June 30, 2010 to September 30, 2010 came primarily from increases in our money market deposits, which grew by $295.6 million to $2.1 billion and our noninterest-bearing demand deposits, which increased by $243.0 million to $7.4 billion, partially offset by a decrease in our sweep deposits, which decreased by $258.4 million to $2.4 billion. The overall increase in our deposit balances was primarily due to the continued lack of attractive market investment opportunities for our deposit clients. Our FDIC assessment expense for future periods may be impacted by requirements adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, which includes the extension of unlimited deposit insurance coverage on non-interest bearing demand accounts for two years beginning December 31, 2010 for all insured depository institutions, the permanent increase of the standard maximum federal deposit insurance to $250,000, and changes in the assessment base.

Long-Term Debt

Long-term debt totaled $1.2 billion at September 30, 2010, compared to $869.8 million at June 30, 2010 and $866.7 million at September 30, 2009. The increase of $356.0 million from June 30, 2010 to September 30, 2010 was primarily due to the issuance of $350 million of 5.375% senior notes due on September 15, 2020 (the “Senior Notes”). We received net proceeds of $344.3 million after deducting underwriting discounts and commissions and other estimated expenses. We intend to use approximately $250 million of the net proceeds from the sale of the Senior Notes to repay our 3.875% convertible senior notes when they become due on April 15, 2011. The remaining net proceeds will be used for general corporate purposes, including working capital.

Noninterest Income

Noninterest income was $86.2 million for the third quarter of 2010, compared to $40.2 million for the second quarter of 2010 and $34.3 million for the third quarter of 2009. The increase of $46.0 million in noninterest income from the second quarter to the third quarter of 2010 was primarily driven by the following factors:

•

Higher net gains on investment securities of $46.6 million for the third quarter of 2010, compared to $4.8 million for the second quarter of 2010 and $3.9 million for the third quarter of 2009. The net gains of $46.6 million for the third quarter of 2010 were due to the following:

•

Net gains of $23.6 million from our available-for-sale securities resulting from the sale of $492.9 million of securities. These securities included $304.0 million of agency-issued mortgage-backed securities and $188.9 million of fixed rate agency-issued collateralized mortgage obligations.

•

Net gains of $23.0 million from our non-marketable and marketable securities, primarily due to $19.5 million of unrealized gains primarily from valuation adjustments related to our managed co-investment funds and managed funds of funds. In addition, our managed funds of funds recorded realized gains of $6.5 million from distributions, which were partially offset by realized losses of $3.7 million from our managed co-investment funds primarily related to acquisitions of two portfolio companies. The $3.7 million of realized losses were previously recorded as unrealized losses.

As of September 30, 2010, we held investments, either directly or through ten of our managed investment funds, in 447 venture capital and private equity funds, 85 companies and five debt funds.

The following tables provide a summary of net gains on investment securities, net of noncontrolling interests, for the three months ended September 30, 2010 and June 30, 2010:

	Three months ended September 30, 2010
(Dollars in thousands)	Managed Co-Investment Funds	Managed Funds Of Funds	Debt Funds	Available-For-Sale Securities	Other	Total
Unrealized gains	$12,228	$5,320	$766	$—	$1,163	$19,477
Realized (losses) gains	(3,676)	6,505	761	23,605	(61)	27,134

Total gains on investment securities, net	$8,552	$11,825	$1,527	$23,605	$1,102	$46,611

Less: income attributable to noncontrolling interests, including carried interest	6,710	10,081	26	—	—	16,817

Non-GAAP net gains on investment securities, net of noncontrolling interests (1)	$1,842	$1,744	$1,501	$23,605	$1,102	$29,794

	Three months ended June 30, 2010
(Dollars in thousands)	Managed Co-Investment Funds	Managed Funds Of Funds	Debt Funds	Available-For-Sale Securities	Other	Total
Unrealized gains (losses)	$71	$(1,935)	$(918)	$—	$51	$(2,731)
Realized gains (losses)	1,406	4,829	507	841	(47)	7,536

Total gains (losses) on investment securities, net	$1,477	$2,894	$(411)	$841	$4	$4,805

Less: income (losses) attributable to noncontrolling interests, including carried interest	1,510	2,141	(87)	—	—	3,564

Non-GAAP net (losses) gains on investment securities, net of noncontrolling interests (1)	$(33)	$753	$(324)	$841	$4	$1,241

(1)	A reconciliation of non-GAAP calculations to GAAP is provided below under the section “Use of Non-GAAP Financial Measures”.

•

An increase in other noninterest income of $3.9 million, mainly driven by net gains of $2.9 million from revaluation of our foreign currency denominated loans for the third quarter of 2010, compared to net losses of $0.9 million for the second quarter of 2010. The net gains of $2.9 million for the third quarter of 2010 were primarily due to the weakening of the U.S. dollar against the Pound Sterling and Euro and were partially offset by net losses of $2.7 million from foreign exchange forward contracts, which we use to hedge the risk of our foreign currency denominated loans and are included in net gains (losses) on derivative instruments.

Net gains on derivative instruments were $1.3 million for both the third quarter and second quarter of 2010, compared to net losses of $1.1 million for the third quarter of 2009. The following table provides a summary of our net gains (losses) on derivative instruments:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
(Losses) gains on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net	$131	$327	$360	$750	$1,304
(Losses) gains on internal foreign exchange forward contracts, net (1)	(2,698)	1,332	(128)	680	(2,664)

Total (losses) gains on foreign exchange forward contracts, net	(2,567)	1,659	232	1,430	(1,360)
Change in fair value of interest rate swap	—	—	—	—	(170)
Change in fair value of other derivatives	62	—	—	62	—
Net gains (losses) on equity warrant assets	3,762	(333)	(1,322)	3,073	(593)

Total gains (losses) on derivative instruments, net	$1,257	$1,326	$(1,090)	$4,565	$(2,123)

(1)	Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded in the line item “Other” as part of noninterest income, a component of consolidated net income.

The key changes in factors affecting net gains on derivative instruments from the second quarter to the third quarter of 2010 were as follows:

•

Net losses of $2.7 million from foreign exchange forward contracts hedging our foreign currency denominated loans in the third quarter of 2010, compared to net gains of $1.3 million in the second quarter of 2010. The net losses of $2.7 million in the third quarter of 2010 were primarily due to the weakening of the U.S. dollar against the Pound Sterling and Euro, and were partially offset by net gains of $2.9 million from revaluation of foreign currency denominated loans that are included in the line item “Other” as part of noninterest income (as discussed above).

•

Net gains on equity warrant assets of $3.8 million for the third quarter of 2010, compared to net losses of $0.3 million for the second quarter of 2010. The net gains on equity warrant assets of $3.8 million for the third quarter of 2010 were driven by $3.5 million from the exercise of certain warrant positions and $0.8 million from valuation increases in our warrant portfolio, partially offset by $0.5 million from warrant cancellations and expirations.

Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain agency and non-agency backed available-for-sale securities, was $45.0 million for the third quarter of 2010, compared to $36.1 million for the second quarter of 2010 and $29.2 million for the third quarter of 2009. Reconciliations of our non-GAAP noninterest income and non-GAAP net gains (losses) on investment securities, both of which exclude amounts attributable to noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Noninterest Expense

Noninterest expense was $104.2 million for both the third and second quarters of 2010, compared to $79.8 million for the third quarter of 2009.

The following table provides a summary of certain noninterest expense items:

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Compensation and benefits:
Salaries and wages	$28,990	$28,546	$26,100	$86,718	$81,936
Incentive Compensation Plan	15,020	14,421	6,732	40,393	17,291
Employee Stock Ownership Plan	1,991	1,604	—	5,877	—
Other employee benefits (1)	16,169	15,422	12,983	49,005	41,815

Total compensation and benefits	62,170	59,993	45,815	181,993	141,042
FDIC assessments	2,637	5,587	2,589	13,273	13,853
Impairment of goodwill	—	—	—	—	4,092
Provision for (reduction of) unfunded credit commitments	1,692	2,376	65	2,561	(3,366)
Other (2)	37,672	36,224	31,338	109,100	100,338

Total noninterest expense	$104,171	$104,180	$79,807	$306,927	$255,959

Period-end full-time equivalent employees	1,341	1,289	1,259	1,341	1,259
Average full-time equivalent employees	1,321	1,277	1,262	1,289	1,260

(1)	Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401k, warrant and retention plans, agency fees and other employee related expenses.
(2)	Other noninterest expense includes professional services, premises and equipment, net occupancy, business development and travel, correspondent bank fees and other noninterest expenses. For further details of noninterest expense items, please refer to the section “Interim Consolidated Statements of Income” provided below.

The key changes in factors affecting noninterest expense from the second quarter to the third quarter of 2010 were as follows:

•	An increase in compensation and benefits expense of $2.2 million, primarily as a result of the following:

•	An increase of $1.0 million in incentive compensation related expenses (including ESOP expenses), which reflects our current expectation that we will exceed our internal targets for 2010.

•

An increase of $0.4 million in salaries and wages expense primarily due to an increase in the number of average full-time equivalent (“FTE”) employees, which increased by 44 to 1,321 FTEs for the third quarter of 2010, compared to 1,277 FTEs for the second quarter of 2010.

•	An increase of $1.4 million in other noninterest expense, primarily due to increases in net occupancy expense and correspondent bank fees expense.

•

A decrease of $3.0 million in FDIC assessments, primarily due to our decision to opt out of the extended unlimited insurance coverage provided by the FDIC’s Temporary Liquidity Guarantee Program effective June 30, 2010.

•

A provision for unfunded credit commitments of $1.7 million for the third quarter of 2010, compared to a provision of $2.4 million for the second quarter of 2010. The provision for unfunded credit commitments of $1.7 million for the third quarter of 2010 is a function of an increase in our total unfunded credit commitments balance, the composition of commitments and the application of the reserve methodology to our unfunded loan portfolio. Total unfunded credit commitments balance increased to $5.9 billion as of September 30, 2010, compared to $5.3 billion as of June 30, 2010.

Non-GAAP noninterest expense, net of noncontrolling interests, was $101.2 million for the third quarter of 2010, compared to $101.3 million for the second quarter of 2010 and $76.9 million for the third quarter of 2009. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax expense rate was 39.8 percent for the third quarter of 2010, compared to 39.6 percent for the second quarter of 2010 and 41.1 percent for the third quarter of 2009.

Our effective tax expense rate was 39.4 percent for the nine months ended September 30, 2010, compared to 44.2 percent for the comparable 2009 period. The decrease was primarily attributable to the effect of lower non-deductible expenses as a percentage of pre-tax income for the nine months ended September 30, 2010, and the effect of the $4.1 million goodwill impairment charge associated with eProsper in the first quarter of 2009.

Our effective tax expense rate is calculated by dividing income tax expense by the sum of income before income tax expense and the net (income) loss attributable to noncontrolling interests.

Noncontrolling Interests

Net income attributable to noncontrolling interests was $14.7 million for the third quarter of 2010, compared to $0.1 million for the second quarter of 2010 and $2.2 million for the third quarter of 2009. Net income attributable to noncontrolling interests of $14.7 million for the third quarter of 2010 was primarily a result of the following:

•

Net gains on non-marketable and marketable securities (including carried interest) attributable to noncontrolling interests of $16.8 million, stemming mainly from gains of $10.1 million from our managed funds of funds and $6.7 million from our managed co-investment funds.

•	Noninterest expense of $2.9 million, primarily related to management fees paid by the noncontrolling interests to the Company’s subsidiaries that serve as general partner.

SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $31.5 million to $1.3 billion at September 30, 2010, compared to $1.2 billion at June 30, 2010. The increase was primarily due to net income of $37.8 million in the third quarter of 2010, partially offset by a $12.3 million decrease in accumulated other comprehensive income. The decrease in accumulated other comprehensive income was primarily due to sales of certain agency-backed available-for-sale securities during the third quarter of 2010, which were in unrealized gain positions as of June 30, 2010.

Outlook for the Year Ending December 31, 2010

Our outlook for the year ending December 31, 2010 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year 2010 results of our significant forecasted activities. In general, we do not provide our outlook for items where the timing or financial impact are particularly uncertain, or for certain potential unusual or one-time items; nevertheless, we have provided directional guidance on two such items, specifically net gains (losses) on equity warrant assets and net gains (losses) on investment securities, net of noncontrolling interests. The outlook observations presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties which are discussed below under the caption “Forward-Looking Statements”.

For the year ending December 31, 2010, compared to our full year 2009 results, we currently expect the following outlook:

	Current full year 2010 outlook compared to 2009 results (as of October 21, 2010)	Change in outlook compared to outlook reported as of July 22, 2010 and impact of full year 2010 outlook on fourth quarter 2010 results

Average loan balances	Decrease at a percentage rate in the high single digits (between 6.50% - 7.25%) compared to 2009 levels

No change from previous outlook

The fourth quarter 2010 average loan balances are expected to be between $4.7 billion - $4.9 billion (which equates to an increase in average loan balances of 4.5% - 7.5% as compared to third quarter 2010 levels)

Average deposit balances	Increase at a percentage rate in the low thirties (between 32.0% - 34.0%)

Outlook increased from high twenties due to the continued lack of attractive market investment opportunities for our clients

The fourth quarter 2010 average deposit balances are expected to be between $12.0 billion - $12.4 billion (which equates to an increase in average deposit balances of 1.0% - 4.0% as compared to third quarter 2010 levels)

Net interest income	Increase at a percentage rate in the low double digits (between 10.0% - 11.0%)	No change from previous outlook

Net interest margin	Between 3.10% - 3.20%	Outlook decreased due to the continued growth in deposits and the issuance of $350 million of 5.375% senior notes The fourth quarter 2010 net interest margin is expected to be between 3.00% - 3.20%

Allowance for loan losses as a percentage of period end gross loans	Comparable to third quarter 2010 levels of 1.52%	No change from previous outlook

Net loan charge-offs	Less than $50 million	Outlook improved due to improving overall credit quality

Nonperforming loans as a percentage of total gross loans	At levels lower than fourth quarter 2009 total of 1.15%	No change from previous outlook

Fees for deposit services, letters of credit, business credit card, client investment, and foreign exchange, in aggregate	Increase at a percentage rate between 5.5% - 6.5%	No change from previous outlook

Net gains (losses) on equity warrant assets	Slight increase from 2009 levels	No change from previous outlook

Net gains (losses) on nonmarketable and marketable securities, net of noncontrolling interests*	Improvement from 2009 levels	No change from previous outlook

Noninterest expense* (excluding expenses related to goodwill impairment and noncontrolling interests)	Increase at a percentage rate in the low twenties	Outlook increased from high teens due to an increase in salaries and wages from higher FTE’s to support our continued investment in growth initiatives and related infrastructure support, as well as an increase in certain variable compensation plans due to better-than-expected performance

*	non-GAAP

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, including the section “Outlook for the Year Ending December 31, 2010” above and the quoted remarks regarding conditions affecting our clients, our positioning and the potential for economic recovery from our CEO, we make forward-looking statements discussing management’s expectations about economic conditions; opportunities in the market; our financial, credit (including the adequacy of our allowance for loan losses and credit quality trends), and business performance (including our performance against internal targets for 2010); expense levels (including compensation expense levels); and financial results (and the components of such results) for the year 2010.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2010 and other forward-looking statements herein to change include, among others, the following: (i) deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of initial public offerings and mergers & acquisitions activities), (ii) changes in the volume and credit quality of our loans, (iii) changes in interest rates or market levels or factors affecting them, (iv) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets, (v) variations from our expectations as to factors impacting our cost structure, (vi) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity, (vii) accounting changes, as required by U.S. generally accepted accounting principles, and (viii) regulatory or legal changes, especially those related to the recent financial services reform legislation. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On October 21, 2010, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the third quarter ended September 30, 2010. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “17848296”. A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, October 21, 2010, through midnight on Tuesday, October 26, 2010, by dialing (800) 642-1687 or (706) 645-9291 and referencing conference ID number “17848296”. A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, October 21, 2010.

About SVB Financial Group

For over 25 years, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital/private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer services and asset management, as well as the added value of its knowledge and networks worldwide. For management reporting purposes, we report the results of our operations through four operating segments: Global Commercial Bank, Relationship Management, SVB Capital, and Other Business Services. Our Other Business Services group consists of Sponsored Debt Funds & Strategic Investments and SVB Analytics. Headquartered in Santa Clara, California, SVB Financial Group operates through 26 offices in the U.S. as well as through offices internationally in China, India, Israel and the United Kingdom. More information on the Company can be found at www.svb.com. (SIVB-F)

Banking services are provided by Silicon Valley Bank, the California bank subsidiary and commercial banking operation of SVB Financial Group, and a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended			Nine months ended
(Dollars in thousands, except share data)	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Interest income:
Loans	$80,716	$75,558	$83,049	$230,216	$255,548
Available-for-sale securities:
Taxable	32,375	36,851	21,562	101,493	53,207
Non-taxable	948	951	1,008	2,869	3,098
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	2,719	2,885	2,367	8,444	7,228

Total interest income	116,758	116,245	107,986	343,022	319,081

Interest expense:
Deposits	3,783	3,867	4,801	11,315	17,253
Borrowings	6,634	5,942	6,367	18,090	21,818

Total interest expense	10,417	9,809	11,168	29,405	39,071

Net interest income	106,341	106,436	96,818	313,617	280,010
Provision for loan losses	10,971	7,408	8,030	29,124	72,889

Net interest income after provision for loan losses	95,370	99,028	88,788	284,493	207,121

Noninterest income:
Gains (losses) on investment securities, net	46,611	4,805	3,905	67,420	(37,890)
Foreign exchange fees	9,091	8,255	7,491	26,207	22,574
Deposit service charges	7,324	7,734	6,906	22,283	20,319
Client investment fees	4,681	4,941	5,527	13,562	17,355
Credit card fees	3,139	3,027	2,300	8,853	6,696
Letters of credit and standby letters of credit income	2,752	2,606	3,019	7,869	8,240
Gains (losses) on derivative instruments, net	1,257	1,326	(1,090)	4,565	(2,123)
Other	11,381	7,463	6,249	24,907	21,830

Total noninterest income	86,236	40,157	34,307	175,666	57,001

Noninterest expense:
Compensation and benefits	62,170	59,993	45,815	181,993	141,042
Professional services	12,618	12,642	12,109	37,358	35,452
Premises and equipment	5,548	5,319	5,892	16,651	16,993
Business development and travel	5,153	5,103	2,902	14,542	9,578
Net occupancy	5,131	4,649	4,198	14,468	13,346
FDIC assessments	2,637	5,587	2,589	13,273	13,853
Correspondent bank fees	2,228	1,956	2,118	6,132	5,994
Provision for (reduction of) unfunded credit commitments	1,692	2,376	65	2,561	(3,366)
Impairment of goodwill	—	—	—	—	4,092
Other	6,994	6,555	4,119	19,949	18,975

Total noninterest expense	104,171	104,180	79,807	306,927	255,959

Income before income tax expense	77,435	35,005	43,288	153,232	8,163
Income tax expense	24,996	13,819	16,879	50,397	21,605

Net income (loss) before noncontrolling interests	52,439	21,186	26,409	102,835	(13,442)
Net (income) loss attributable to noncontrolling interests	(14,652)	(66)	(2,246)	(25,371)	40,708

Net income attributable to SVBFG	$37,787	$21,120	$24,163	$77,464	$27,266

Preferred stock dividend and discount accretion	—	—	(3,555)	—	(10,636)

Net income available to common stockholders	$37,787	$21,120	$20,608	$77,464	$16,630

Earnings per common share — basic	$0.90	$0.51	$0.62	$1.86	$0.50
Earnings per common share — diluted	$0.89	$0.50	$0.61	$1.83	$0.50
Weighted average common shares outstanding — basic	41,930,456	41,720,015	33,176,678	41,679,488	33,033,179
Weighted average common shares outstanding — diluted	42,512,515	42,475,959	33,672,491	42,400,685	33,247,740

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value, share data and ratios)	September 30, 2010	June 30, 2010	September 30, 2009
Assets:
Cash and due from banks	$3,387,204	$4,146,737	$4,062,298
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	391,165	43,606	48,530

Cash and cash equivalents	3,778,369	4,190,343	4,110,828

Available-for-sale securities	6,003,198	5,338,233	2,982,759
Non-marketable securities	656,067	616,339	507,879

Investment securities	6,659,265	5,954,572	3,490,638

Loans, net of unearned income	4,859,205	4,450,189	4,655,817
Allowance for loan losses	(74,369)	(71,789)	(86,713)

Net loans	4,784,836	4,378,400	4,569,104

Premises and equipment, net of accumulated depreciation and amortization	41,917	38,123	30,722
Accrued interest receivable and other assets	395,682	342,548	337,311

Total assets	$15,660,069	$14,903,986	$12,538,603

Liabilities and total equity:
Liabilities:
Deposits:
Noninterest-bearing demand	$7,449,081	$7,206,104	$6,422,937
Negotiable order of withdrawal (NOW)	38,134	34,365	39,818
Money market	2,067,620	1,771,999	1,198,611
Money market deposits in foreign offices	76,795	59,847	64,701
Time	378,687	405,080	333,870
Sweep	2,404,628	2,663,018	1,995,695

Total deposits	12,414,945	12,140,413	10,055,632

Short-term borrowings	59,735	44,735	52,285
Other liabilities	263,283	222,073	171,166
Long-term debt	1,225,810	869,810	866,748

Total liabilities	13,963,773	13,277,031	11,145,831

SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Preferred stock, Series B Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation value per share, 235,000 shares authorized; 0, 0 and 235,000 shares issued and outstanding, net of discount, respectively	—	—	223,009
Common stock, $0.001 par value, 150,000,000 shares authorized; 41,964,764 shares, 41,886,197 shares and 33,202,387 shares outstanding, respectively	42	42	33
Additional paid-in capital	410,590	404,521	92,367
Retained earnings	810,379	772,592	726,455
Accumulated other comprehensive income	47,600	59,948	25,513

Total SVBFG stockholders’ equity	1,268,611	1,237,103	1,067,377
Noncontrolling interests	427,685	389,852	325,395

Total equity	1,696,296	1,626,955	1,392,772

Total liabilities and total equity	$15,660,069	$14,903,986	$12,538,603

Capital Ratios:
Total risk-based capital ratio	19.10%	19.98%	19.23%
Tier 1 risk-based capital ratio	15.03	15.65	14.59
Tier 1 leverage ratio	8.77	8.56	9.71
Tangible common equity to tangible assets ratio (1)	8.10	8.29	6.73
Tangible common equity to risk-weighted assets ratio	15.16	15.95	11.43

Other Period-End Statistics:
Loans, net of unearned income-to-deposits ratio	39.14%	36.66%	46.30%
Book value per common share (2)	$30.23	$29.53	$25.43
Full-time equivalent employees	1,341	1,289	1,259

(1)	Tangible common equity consists of SVBFG stockholders’ equity (excluding preferred equity) less acquired intangibles and goodwill. Tangible assets represent total assets less acquired intangibles and goodwill.
(2)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity (excluding preferred equity) by total outstanding common shares.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Three months ended
	September 30, 2010			June 30, 2010			September 30, 2009
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$3,740,869	$2,719	0.29%	$4,093,873	$2,885	0.28%	$3,370,898	$2,367	0.28%
Available-for-sale securities: (2)
Taxable	5,181,966	32,375	2.48	5,093,883	36,851	2.90	2,412,432	21,562	3.55
Non-taxable (3)	96,991	1,458	5.96	97,462	1,463	6.02	102,142	1,550	6.02
Total loans, net of unearned income (4)	4,498,487	80,716	7.12	4,112,040	75,558	7.37	4,544,510	83,049	7.25

Total interest-earning assets	13,518,313	117,268	3.45	13,397,258	116,757	3.50	10,429,982	108,528	4.12

Cash and due from banks	222,458			227,595			205,084
Allowance for loan losses	(77,937)			(75,637)			(114,364)
Other assets (5)	1,092,804			1,005,046			889,924

Total assets	$14,755,638			$14,554,262			$11,410,626

Funding sources:
Interest-bearing liabilities:
NOW deposits	$48,284	$47	0.39%	$41,070	$39	0.38%	$35,092	$34	0.38%
Regular money market deposits	154,716	104	0.27	141,471	97	0.28	122,809	145	0.47
Bonus money market deposits	1,809,122	1,350	0.30	1,508,090	1,150	0.31	1,035,822	1,208	0.46
Money market deposits in foreign offices	79,838	64	0.32	82,451	66	0.32	68,589	90	0.52
Time deposits	399,444	400	0.40	354,078	474	0.54	346,714	568	0.65
Sweep deposits	2,502,844	1,818	0.29	2,573,537	2,041	0.32	1,927,910	2,756	0.57

Total interest-bearing deposits	4,994,248	3,783	0.30	4,700,697	3,867	0.33	3,536,936	4,801	0.54
Short-term borrowings	52,949	26	0.19	45,712	24	0.21	42,134	16	0.15
5.375% senior notes	41,555	534	5.10	—	—	—	—	—	—
3.875% convertible senior notes	248,331	3,540	5.66	247,756	3,534	5.72	246,065	3,512	5.66
Junior subordinated debentures	55,621	831	5.93	55,665	831	5.99	55,956	893	6.33
Senior and subordinated notes	566,948	1,637	1.15	553,169	1,490	1.08	552,171	1,767	1.27
Other long-term debt	6,392	66	4.10	6,974	63	3.62	58,033	179	1.22

Total interest-bearing liabilities	5,966,044	10,417	0.69	5,609,973	9,809	0.70	4,491,295	11,168	0.99
Portion of noninterest-bearing funding sources	7,552,269			7,787,285			5,938,687

Total funding sources	13,518,313	10,417	0.31	13,397,258	9,809	0.30	10,429,982	11,168	0.42

Noninterest-bearing funding sources:
Demand deposits	6,924,973			7,204,744			5,373,486
Other liabilities	197,865			156,182			183,781
SVBFG stockholders’ equity	1,265,971			1,200,213			1,045,340
Noncontrolling interests	400,785			383,150			316,724
Portion used to fund interest-earning assets	(7,552,269)			(7,787,285)			(5,938,687)

Total liabilities and total equity	$14,755,638			$14,554,262			$11,410,626

Net interest income and margin		$106,851	3.14%		$106,948	3.20%		$97,360	3.70%

Total deposits	$11,919,221			$11,905,441			$8,910,422

Average SVBFG stockholders’ equity as a percentage of average assets			8.58%			8.25%			9.16%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(510)			(512)			(542)

Net interest income, as reported		$106,341			$106,436			$96,818

(1)	Includes average interest-bearing deposits in other financial institutions of $237.8 million, $215.4 million and $182.7 million for the quarters ended September 30, 2010, June 30, 2010 and September 30, 2009, respectively. For the quarters ended September 30, 2010, June 30, 2010 and September 30, 2009, balance also includes $3.4 billion, $3.8 billion and $3.1 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.
(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.
(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.
(4)	Nonaccrual loans are reflected in the average balances of loans.
(5)	Average investment securities of $740.1 million, $657.2 million and $505.3 million for the quarters ended September 30, 2010, June 30, 2010 and September 30, 2009, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Nine months ended
	September 30, 2010			September 30, 2009
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$4,048,242	$8,444	0.28%	$3,190,730	$7,228	0.30%
Available-for-sale securities: (2)
Taxable	4,733,666	101,493	2.87	1,837,141	53,207	3.87
Non-taxable (3)	97,796	4,413	6.03	103,839	4,766	6.14
Total loans, net of unearned income (4)	4,243,431	230,216	7.25	4,811,481	255,548	7.10

Total interest-earning assets	13,123,135	344,566	3.51	9,943,191	320,749	4.31

Cash and due from banks	229,192			241,150
Allowance for loan losses	(77,207)			(112,857)
Goodwill	—			1,334
Other assets (5)	1,021,019			862,354

Total assets	$14,296,139			$10,935,172

Funding sources:
Interest-bearing liabilities:
NOW deposits	$50,338	$150	0.40%	$42,653	$120	0.38%
Regular money market deposits	148,548	305	0.27	151,394	625	0.55
Bonus money market deposits	1,519,282	3,430	0.30	977,096	4,246	0.58
Money market deposits in foreign offices	74,841	183	0.33	60,767	342	0.75
Time deposits	359,278	1,367	0.51	364,024	1,919	0.70
Sweep deposits	2,500,830	5,880	0.31	1,780,912	10,001	0.75

Total interest-bearing deposits	4,653,117	11,315	0.33	3,376,846	17,253	0.68
Short-term borrowings	47,807	65	0.18	44,990	57	0.17
5.375% senior notes	14,004	534	5.10	—	—	—
3.875% convertible senior notes	247,765	10,600	5.72	245,463	10,523	5.73
Junior subordinated debentures	55,750	2,231	5.35	55,939	2,572	6.15
Senior and subordinated notes	557,405	4,463	1.07	561,064	7,749	1.85
Other long-term debt	6,897	197	3.82	79,924	917	1.53

Total interest-bearing liabilities	5,582,745	29,405	0.70	4,364,226	39,071	1.20
Portion of noninterest-bearing funding sources	7,540,390			5,578,965

Total funding sources	13,123,135	29,405	0.30	9,943,191	39,071	0.52

Noninterest-bearing funding sources:
Demand deposits	6,947,666			5,050,329
Other liabilities	176,854			183,334
SVBFG stockholders’ equity	1,210,082			1,022,701
Noncontrolling interests	378,792			314,582
Portion used to fund interest-earning assets	(7,540,390)			(5,578,965)

Total liabilities and total equity	$14,296,139			$10,935,172

Net interest income and margin		$315,161	3.21%		$281,678	3.79%

Total deposits	$11,600,783			$8,427,175

Average SVBFG stockholders’ equity as a percentage of average assets			8.46%			9.35%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(1,544)			(1,668)

Net interest income, as reported		$313,617			$280,010

(1)	Includes average interest-bearing deposits in other financial institutions of $207.9 million and $179.0 million for the nine months ended September 30, 2010 and 2009, respectively. For the nine months ended September 30, 2010 and 2009, balance also includes $3.8 billion and $2.9 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.
(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.
(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.
(4)	Nonaccrual loans are reflected in the average balances of loans.
(5)	Average investment securities of $666.1 million and $481.1 million for the nine months ended September 30, 2010 and 2009, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

Gains (Losses) on Derivative Instruments, Net

	Three months ended					Nine months ended
				% Change
(Dollars in thousands)	September 30, 2010	June 30, 2010	September 30, 2009	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009	% Change
(Losses) gains on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net (1)	$131	$327	$360	(59.9)%	(63.6)%	$750	$1,304	(42.5)%
(Losses) gains on internal foreign exchange forward contracts, net (2)	(2,698)	1,332	(128)	NM	NM	680	(2,664)	(125.5)

Total (losses) gains on foreign exchange forward contracts, net	(2,567)	1,659	232	NM	NM	1,430	(1,360)	NM

Change in fair value of interest rate swap	—	—	—	—	—	—	(170)	(100.0)
Change in fair value of other derivatives	62	—	—	—	—	62	—	—
Equity warrant assets:
Gains (losses) on exercise, net	3,462	788	(506)	NM	NM	5,099	(338)	NM
Change in fair value (3):
Cancellations and expirations	(513)	(744)	(1,170)	(31.0)	(56.2)	(3,039)	(3,644)	(16.6)
Other changes in fair value	813	(377)	354	NM	129.7	1,013	3,389	(70.1)

Total net gains (losses) on equity warrant assets (4)	3,762	(333)	(1,322)	NM	NM	3,073	(593)	NM

Total gains (losses) on derivative instruments, net	$1,257	$1,326	$(1,090)	(5.2)%	NM %	$4,565	$(2,123)	NM %

NM- Not meaningful

(1)	Represents the net gains for foreign exchange forward contracts executed on behalf of clients.
(2)	Represents the change in the fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure risk related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded on the line item “Other” as part of noninterest income, a component of consolidated net income.
(3)	At September 30, 2010, we held warrants in 1,158 companies, compared to 1,146 companies at June 30, 2010 and 1,250 companies at September 30, 2009.
(4)	Includes net gains (losses) on equity warrant assets held by consolidated investment affiliates. Relevant amounts attributable to noncontrolling interests are reflected in the interim consolidated statements of income under the caption “Net (Income) Loss Attributable to Noncontrolling Interests”.

Net (Income) Loss Attributable to Noncontrolling Interests

	Three months ended			Nine months ended
(Dollars in thousands)	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Net interest (income) loss (1)	$(2)	$(25)	$(1)	$(20)	$29
Noninterest (income) loss (1)	(17,922)	(3,463)	(5,114)	(35,668)	32,946
Noninterest expense (1)	2,939	2,880	2,872	9,050	9,107
Carried interest (2)	333	542	(3)	1,267	(1,374)

Net (income) loss attributable to noncontrolling interests	$(14,652)	$(66)	$(2,246)	$(25,371)	$40,708

(1)	Represents noncontrolling interests share in net interest income, noninterest income and noninterest expense.
(2)	Represents the change in the preferred allocation of income we earn as general partners managing our managed funds, the preferred allocation earned by the general partner entity managing one of our consolidated sponsored debt funds, and the preferred allocation earned by the limited partners of one of our managed funds of funds.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Nine months ended
(Shares in thousands)	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Weighted average common shares outstanding-basic	41,931	41,720	33,177	41,680	33,033
Effect of dilutive securities:
Stock options	511	694	495	651	215
Restricted stock awards and units	71	62	—	70	—
3.875% convertible senior notes (1)	—	—	—	—	—
Warrants associated with 3.875% convertible senior notes (1)	—	—	—	—	—

Total effect of dilutive securities	582	756	495	721	215

Weighted average common shares outstanding-diluted	42,513	42,476	33,672	42,401	33,248

(1)	The dilutive effect of our convertible senior notes is calculated using the treasury stock method based on our average share price and is dilutive at an average share price of $53.04. The associated warrants are dilutive beginning at an average share price of $64.43. These notes are due on April 15, 2011 and the associated warrants expire ratably commencing on July 15, 2011.

Credit Quality

	Period end balances at
(Dollars in thousands)	September 30, 2010	June 30, 2010	September 30, 2009
Nonperforming loans and assets:
Nonperforming loans:
Loans past due 90 days or more still accruing interest	$—	$324	$—
Impaired loans	45,017	50,909	72,173

Total nonperforming loans	45,017	51,233	72,173
Other real estate owned	—	—	440

Total nonperforming assets	$45,017	$51,233	$72,613

Nonperforming loans as a percentage of total gross loans	0.92%	1.14%	1.54%
Nonperforming assets as a percentage of total assets	0.29	0.34	0.58

Allowance for loan losses	$74,369	$71,789	$86,713
As a percentage of total gross loans	1.52%	1.60%	1.85%
As a percentage of total gross nonperforming loans	165.20	140.12	120.15
Allowance for loan losses for total gross impaired loans	$6,538	$8,329	$23,356
As a percentage of total gross loans	0.13%	0.19%	0.50%
As a percentage of total gross nonperforming loans	14.52	16.26	32.36
Allowance for loan losses for total gross performing loans	$67,831	$63,460	$63,357
As a percentage of total gross loans	1.38%	1.41%	1.35%
As a percentage of total gross performing loans	1.40	1.43	1.37
Reserve for unfunded credit commitments (1)	$15,892	$14,200	$11,332
Total gross loans	4,900,129	4,485,562	4,692,498
Total gross performing loans	4,855,112	4,434,329	4,620,325
Total unfunded credit commitments	5,892,077	5,279,364	4,794,463

(1)	The “Reserve for Unfunded Credit Commitments” is included as a component of “Other Liabilities”.

Average Client Investment Funds (1)

	Three months ended			Nine months ended
(Dollars in millions)	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Client directed investment assets	$9,171	$9,340	$10,644	$9,300	$11,109
Client investment assets under management	6,803	6,164	5,477	6,215	5,574
Sweep money market funds	—	—	—	—	75

Total average client investment funds	$15,974	$15,504	$16,121	$15,515	$16,758

(1)	Client investment funds are maintained at third party financial institutions.

Period-end total client investment funds were $16.1 billion at September 30, 2010, compared to $16.0 billion at June 30, 2010 and $16.4 billion at September 30, 2009. The increase in average total client investment funds from the second quarter to the third quarter of 2010 was primarily due to an increase in client investment assets under management, mainly attributable to our success in obtaining a higher percentage of technology and life science initial public offering (“IPO”) proceeds, secondary public offerings and private company financing rounds in a financing environment that is showing signs of strengthening.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (non-GAAP net income, non-GAAP EPS, non-GAAP noninterest income, non-GAAP net gains (losses) on investment securities, non-GAAP operating efficiency ratio, non-GAAP non-marketable securities, non-GAAP noninterest expense, and non-GAAP financial ratios) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

In particular, in this press release, we use certain non-GAAP measures that exclude from net income and certain other financial line items in certain periods:

•

Income and expense attributable to noncontrolling interests - As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. Similarly, we are required under GAAP to consolidate the results of eProsper, of which we own 65 percent. The relevant amounts attributable to investors other than us are reflected under “Net (Income) Loss Attributable to Noncontrolling Interests.” Our net income available to common stockholders includes only the portion of income or loss related to our ownership interest.

•	Non-tax deductible goodwill impairment charge of $4.1 million in the first quarter of 2009 resulting from changes in our outlook for future financial performance of eProsper.

•	Gains of $23.6 million and $1.1 million from the sales of certain agency and non-agency backed available-for-sale securities in the third quarter and second quarter of 2010, respectively.

In addition, in this press release, we use certain non-GAAP financial ratios that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•

Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio – These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of the Company’s capital levels. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles. The manner in which this ratio is calculated varies among companies. Accordingly, our ratios are not necessarily comparable to similar measures of other companies.

•

Non-GAAP operating efficiency ratio – This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense (excluding goodwill impairment for applicable periods) by total taxable equivalent income (excluding gains on sales of certain agency and non-agency backed available-for-sale securities for applicable periods), after reducing both amounts by taxable equivalent losses (income) attributable to noncontrolling interests for applicable periods.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests which we effectively do not receive the economic benefit or cost of, where indicated, or certain items that do not occur in every reporting period, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirement. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

	Three months ended			Nine months ended
(Dollars in thousands, except share amounts)	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Net income available to common stockholders	$37,787	$21,120	$20,608	$77,464	$16,630
Impairment of goodwill (1)	—	—	—	—	4,092
Gains on sales of available-for-sale securities (2)	(23,605)	(1,094)	—	(24,699)	—
Tax impact of gains on sales of available-for-sale securities	9,397	433	—	9,830	—

Non-GAAP net income available to common stockholders	$23,579	$20,459	$20,608	$62,595	$20,722

GAAP earnings per common share — diluted	$0.89	$0.50	$0.61	$1.83	$0.50
Impact of impairment of goodwill (1)	—	—	—	—	0.12
Impact of gains on sales of available-for-sale securities (2)	(0.56)	(0.03)	—	(0.58)	—
Tax impact of gains on sales of available-for-sale securities	0.22	0.01	—	0.23	—

Non-GAAP earnings per common share — diluted	$0.55	$0.48	$0.61	$1.48	$0.62

Weighted average diluted common shares outstanding	42,512,515	42,475,959	33,672,491	42,400,685	33,247,740

(1)	Non-tax deductible goodwill impairment charge for eProsper recognized in the first quarter of 2009.
(2)	Gains on the sales of $492.9 million and $157.9 in certain agency and non-agency backed available-for-sale securities in the third quarter and second quarter of 2010, respectively.

	Three months ended			Nine months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
GAAP noninterest income	$86,236	$40,157	$34,307	$175,666	$57,001
Less: income (losses) attributable to noncontrolling interests, including carried interest	17,589	2,921	5,117	34,401	(31,572)
Less: gains on sales of available-for-sale securities	23,605	1,094	—	24,699	—

Non-GAAP noninterest income, net of noncontrolling interests	$45,042	$36,142	$29,190	$116,566	$88,573

	Three months ended			Nine months ended
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests (Dollars in thousands)	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
GAAP net gains (losses) on investment securities	$46,611	$4,805	$3,905	$67,420	$(37,890)
Less: gains (losses) on investment securities attributable to noncontrolling interests, including carried interest	16,817	3,564	4,880	33,159	(32,491)

Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$29,794	$1,241	$(975)	$34,261	$(5,399)

	Three months ended			Nine months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
GAAP noninterest expense	$104,171	$104,180	$79,807	$306,927	$255,959
Less: amounts attributable to noncontrolling interests	2,939	2,880	2,872	9,050	9,107
Less: impairment of goodwill	—	—	—	—	4,092

Non-GAAP noninterest expense, net of noncontrolling interests	$101,232	$101,300	$76,935	$297,877	$242,760

GAAP taxable equivalent net interest income	$106,851	$106,948	$97,360	$315,161	$281,678
Less: income (losses) attributable to noncontrolling interests	2	25	1	20	(29)

Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	106,849	106,923	97,359	315,141	281,707
Non-GAAP noninterest income, net of noncontrolling interests	45,042	36,142	29,190	116,566	88,573

Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$151,891	$143,065	$126,549	$431,707	$370,280

Non-GAAP operating efficiency ratio	66.65%	70.81%	60.79%	69.00%	65.56%

Non-GAAP non-marketable securities, net of noncontrolling interests (Dollars in thousands)	September 30, 2010	June 30, 2010	September 30, 2009
GAAP non-marketable securities	$656,067	$616,339	$507,879
Less: noncontrolling interests in non-marketable securities	375,988	362,065	296,011

Non-GAAP non-marketable securities, net of noncontrolling interests	$280,079	$254,274	$211,868

Non-GAAP tangible common equity and tangible assets (Dollars in thousands, except ratios)	September 30, 2010	June 30, 2010	September 30, 2009
GAAP SVBFG stockholders’ equity	$1,268,611	$1,237,103	$1,067,377
Less:
Preferred stock	—	—	223,009
Intangible assets	891	935	697

Tangible common equity	$1,267,720	$1,236,168	$843,671

GAAP total assets	$15,660,069	$14,903,986	$12,538,603
Less:
Intangible assets	891	935	697

Tangible assets	$15,659,178	$14,903,051	$12,537,906

Risk-weighted assets	$8,362,413	$7,751,856	$7,381,820
Tangible common equity to tangible assets	8.10%	8.29%	6.73%
Tangible common equity to risk-weighted assets	15.16	15.95	11.43